Exhibit 3.1
FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENTERPRISE PRODUCTS HOLDINGS LLC
A Delaware Limited Liability Company

FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENTERPRISE PRODUCTS HOLDINGS LLC
A Delaware Limited Liability Company
Table of Contents

ARTICLE 1 DEFINITIONS	2
1.01 Definitions	2
1.02 Construction	2
ARTICLE 2 ORGANIZATION	2
2.01 Formation	2
2.02 Name	2
2.03 Registered Office; Registered Agent; Principal Office; Other Offices	2
2.04 Purpose	3
2.05 Term	3
2.06 No State-Law Partnership; Withdrawal	3
2.07 Certain Undertakings Relating to the Separateness of the MLP	3
ARTICLE 3 MATTERS RELATING TO MEMBERS	5
3.01 Members	5
3.02 Creation of Additional Membership Interest	5
3.03 Liability to Third Parties	5
ARTICLE 4 CAPITAL CONTRIBUTIONS	5
4.01 Capital Contributions	5
4.02 Loans	6
4.03 Return of Contributions	6
ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS	6
5.01 Distributions	6
ARTICLE 6 MANAGEMENT	6
6.01 Management	6
6.02 Board of Directors	8
6.03 Officers	11
6.04 Duties of Officers and Directors	14
6.05 Compensation	14
6.06 Indemnification	14
6.07 Liability of Indemnitees	16
ARTICLE 7 TAX MATTERS	17
7.01 Tax Returns	17
ARTICLE 8 BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	17
8.01 Maintenance of Books	17
8.02 Reports	17
8.03 Bank Accounts	17
8.04 Tax Statements	18
ARTICLE 9 [RESERVED]	18
ARTICLE 10 [RESERVED]	18

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ARTICLE 11 DISSOLUTION, WINDING-UP AND TERMINATION	18
11.01 Dissolution	18
11.02 Winding-Up and Termination	18
ARTICLE 12 MERGER	19
12.01 Authority	19
12.02 Procedure for Merger or Consolidation	20
12.03 Approval by Members of Merger or Consolidation	21
12.04 Certificate of Merger or Consolidation	21
12.05 Effect of Merger or Consolidation	21
ARTICLE 13 GENERAL PROVISIONS	22
13.01 Notices	22
13.02 Entire Agreement; Supersedure	22
13.03 Effect of Waiver or Consent	22
13.04 Amendment or Restatement	22
13.05 Binding Effect	23
13.06 Governing Law; Severability	23
13.07 [Reserved]	23
13.08 Further Assurances	23
13.09 [Reserved]	23
13.10 Offset	23
13.11 Counterparts	23

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FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENTERPRISE PRODUCTS HOLDINGS LLC
A Delaware Limited Liability Company
     THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ENTERPRISE PRODUCTS HOLDINGS LLC, a Delaware limited liability company (the “Company”), executed effective as of September 7, 2011 (the “Effective Date”), is adopted, executed and agreed to, by Dan Duncan LLC, a Texas limited liability company, as the sole Member of the Company (“DDLLC”).
RECITALS
A.	DDLLC formed the Company on April 19, 2005 as the sole member.
B.	The Limited Liability Company Agreement of Enterprise Products Holdings LLC (formerly EPE Holdings, LLC) was executed effective April 19, 2005, was amended and restated pursuant to an Amended and Restated Limited Liability Company Agreement dated August 29, 2005, was amended and restated pursuant to a Second Amended and Restated Limited Liability Company Agreement dated as of February 13, 2006, was amended and restated pursuant to a Third Amended and Restated Limited Liability Company Agreement dated as of November 7, 2007 and was amended and restated pursuant to a Fourth Amended and Restated Limited Liability Company Agreement dated as of November 23, 2011 (as so amended and as further amended on the date hereof, the “Existing Agreement”).
C.	DDLLC, the sole Member of the Company, deems it advisable to amend and restate the limited liability company agreement of the Company in its entirety as set forth herein.
AGREEMENTS
     For and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DDLLC hereby amends and restates the Existing Agreement in its entirety as follows:

ARTICLE 1
DEFINITIONS
     1.01 Definitions. Each capitalized term used herein shall have the meaning given such term in Attachment I.
     1.02 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (d) references to money refer to legal currency of the United States of America; (e) “including” means “including without limitation” and is a term of illustration and not of limitation; (f) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; and (g) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.
ARTICLE 2
ORGANIZATION
     2.01 Formation. The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (“Organizational Certificate”) on April 19, 2005 with the Secretary of State of the State of Delaware under and pursuant to the Act.
     2.02 Name. The name of the Company is “Enterprise Products Holdings LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.
     2.03 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board of Directors may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such a place as the Board of Directors may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Board of Directors may designate.

     2.04 Purpose. The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the Act; provided, however, that for so long as it is the general partner of the MLP, the Company’s sole business will be (a) to act as the general partner of the MLP (or managing member of any limited liability company successor thereto) and any other partnership or limited liability company of which the MLP is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the MLP) and (b) to acquire, own or Dispose of debt or equity securities in the MLP. The Company shall, and shall cause the MLP to, maintain at all times a sufficient number of employees in light of its then current business operations, if adequate personnel and services are not provided to the Company and the MLP under the Administrative Services Agreement.
     2.05 Term. The period of existence of the Company commenced on April 19, 2005 and shall end at such time as a Certificate of Cancellation is filed in accordance with Section 11.02(c).
     2.06 No State-Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal; and (b) such Member shall not have any rights under Section 18-604 of the Act. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.
     2.07 Certain Undertakings Relating to the Separateness of the MLP.
     (a) Separateness Generally. The Company shall, and shall cause the MLP to, conduct its businesses and operations separate and apart from those of any other Person (including EPCO and its Subsidiaries, other than the Company), except the Company and the MLP, in accordance with this Section 2.07.
     (b) Separate Records. The Company shall, and shall cause the MLP to, (i) maintain its books and records and its accounts separate from those of any other Person, (ii) maintain its financial records, which will be used by it in the ordinary course of business, showing its assets and liabilities separate and apart from those of any other Person, except its consolidated Subsidiaries, (iii) not have its assets and/or liabilities included in a consolidated financial statement of any Affiliate of the Company unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Company and the MLP and its assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Company and the MLP are not available to satisfy the debts and other obligations of such Affiliate, and (iv) file its own tax returns separate from those of any other Person, except (A) to the extent that the MLP or the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under applicable law or (B) as may otherwise be required by applicable law.
     (c) Separate Assets. The Company shall not commingle or pool, and shall cause the MLP not to commingle or pool, its funds or other assets with those of any other Person, and shall maintain its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.
     (d) Separate Name. The Company shall, and shall cause the MLP to, (i) conduct its businesses in its own name, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding its separate identity from that of any other Person (including EPCO and its Subsidiaries, other than the Company and the MLP), and (iv) generally hold itself out as an entity separate from any other Person (including EPCO and its Subsidiaries, other than the Company and the MLP).
     (e) Separate Credit. The Company shall, and shall cause the MLP to, (i) pay its obligations and liabilities from its own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of its business operations, (iii) not guarantee or become obligated for the debts of any other Person, other than the Company and the MLP (iv) not hold out its credit as being available to satisfy the obligations or liabilities of any other Person, (v) not acquire debt obligations or debt securities of EPCO or its Affiliates (other than the MLP and/or the Company), (vi) not pledge its assets for the benefit of any Person or make loans or advances to any Person, or (vii) use its commercially reasonable efforts to cause the operative documents under which the MLP borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance after the Effective Date, to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company and the MLP from each other and from any other Persons (including EPCO and its Affiliates, other than the Company and the MLP) and (B) the Company and the MLP have assets and liabilities that are separate from those of other persons (including EPCO and its Affiliates, other than the Company and the MLP); provided that the Company and the MLP may engage in any transaction described in clauses (v)-(vi) of this Section 2.07(e) if prior Special Approval has been obtained for such transaction and either (A) the Audit and Conflicts Committee has determined that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.

     (f) Separate Formalities. The Company shall, and shall cause the MLP to, (i) observe all limited liability company or partnership formalities and other formalities required by its organizational documents, the laws of the jurisdiction of its formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) engage in transactions with EPCO and its Affiliates (other than the Company or the MLP) in conformity with the requirements of Section 7.9 of the EPD Agreement, and (iii) subject to the terms of the Administrative Services Agreement, promptly pay, from its own funds and on a timely basis, its allocable shares of general and administrative expenses, capital expenditures, and costs for shared services performed by EPCO or Affiliates of EPCO (other than the Company or the MLP). Each material contract between the Company or the MLP, on the one hand, and EPCO or Affiliates of EPCO (other than the Company or the MLP), on the other hand, shall be subject to the requirements of Section 7.9 of the EPD Agreement, and must be (x) approved by Special Approval or (y) on terms objectively demonstrable to be no less favorable to the MLP than those generally being provided to or available from unrelated third parties, and in any event must be in writing.
     (g) No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities.
ARTICLE 3
MATTERS RELATING TO MEMBERS
     3.01 Members. DDLLC has previously been admitted as a Member of the Company.
     3.02 Creation of Additional Membership Interest. The Company may issue additional Membership Interests in the Company pursuant to this Section 3.02. The terms of admission or issuance may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The creation of any new class or group of Members approved as required herein may be reflected in an amendment to this Agreement executed in accordance with Section 13.04 indicating the different rights, powers, and duties thereof. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.
     3.03 Liability to Third Parties. No Member or beneficial owner of any Membership Interest shall be liable for the Liabilities of the Company.
ARTICLE 4
CAPITAL CONTRIBUTIONS
     4.01 Capital Contributions.

     In exchange for its Membership Interest, DDLLC has made certain Capital Contributions.
     (a) The amount of money and the fair market value (as of the date of contribution) of any property (other than money) contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a “Capital Contribution.” Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
     4.02 Loans. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may, upon Special Approval, advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.02 constitutes a loan from the Member to the Company, may bear interest at a rate comparable to the rate the Company could obtain from third parties, and is not a Capital Contribution.
     4.03 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
     5.01 Distributions. Subject to Section 11.02, within 45 days following each Quarter other than any Quarter in which the dissolution of the Company has commenced (the “Distribution Date”), the Company shall distribute to the Members the Company’s Available Cash on such Distribution Date.
ARTICLE 6
MANAGEMENT
     6.01 Management. All management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers. The Officers and Directors shall each constitute a “manager” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Except as otherwise specifically provided in this

Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.
     In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, except as otherwise provided in this Agreement, the Board of Directors and the Officers shall have full power and authority to do all things as are not restricted by this Agreement, , the EPD Agreement, the Act or applicable Law, on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company. However, notwithstanding any other provision of this Agreement to the contrary, the Company and the Board of Directors shall not undertake, either directly or indirectly, any of the following actions without first obtaining Special Approval:
     (a) any merger or consolidation of the Company, except for a merger or consolidation with an Affiliate of the Company that is not subject to Section 7.9 of the EPD Agreement, and only if such Affiliate’s organizational documents provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the transferee(s) and the Partnership, the selection of “Independent Directors” as members of the Audit and Conflicts Committee, and the submission of certain matters to the vote of the Audit and Conflicts Committee or to Special Approval upon similar terms and conditions as set forth in this Agreement;
     (b) any action requiring Special Approval under the governing documents of the MLP;
     (c) any Disposition, whether in one transaction or a series of transactions, of all or substantially all of the properties or assets of the Company, except for a Disposition to an Affiliate of the Company that is not subject to Section 7.9 of the EPD Agreement, and only if such Affiliate’s organizational documents provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the transferee(s) and the Partnership, the selection of “Independent Directors” as members of the Audit and Conflicts Committee, and the submission of certain matters to the vote of the Audit and Conflicts Committee or to Special Approval upon similar terms and conditions as set forth in this Agreement;
     (d) any (A) incurrence of any indebtedness by the Company, (B) assumption, incurrence, or undertaking by the Company of, or the grant by the Company of any security for, any financial commitment of any type whatsoever, including any purchase, sale, lease, loan, contract, borrowing or expenditure, or (C) lending of money by the Company to, or the guarantee by the Company of the debts of, any other Person other than the MLP (collectively, “Company Obligations”) other than Company Obligations incurred pursuant to joint and several liability for the MLP’s Liabilities under Delaware law;

     (e) assigning, transferring, selling or otherwise Disposing of the Company’s general partner interest in the Partnership, except to an Affiliate of the Company, and only if such Affiliate’s organizational documents provide for the establishment of an “Audit and Conflicts Committee” to approve certain matters with respect to the transferee(s) and the Partnership, the selection of “Independent Directors” as members of the Audit and Conflicts Committee, and the submission of certain matters to the vote of the Audit and Conflicts Committee or to Special Approval upon similar terms and conditions as set forth in this Agreement;
     (f) owning or leasing any assets, or making other investments, other than the Company’s interest in EPD (including any membership interests or similar interests in entities which are limited liability companies, corporations, or other corporate forms), distributions received on such interest (and similar interest) and assets that are ancillary, related to or in furtherance of the purposes of the Company; or
     (g) any amendment or repeal of the Organizational Certificate other than to effect (A) any amendment to this Agreement made in accordance with Section 13.04, (B) non-substantive changes or (C) changes that do not adversely affect the Member; or provided, that nothing contained herein will require Special Approval for: (i) any merger or consolidation of the Company; (ii) any Disposition, whether in one transaction or a series of transactions, of all or substantially all of the properties or assets of the Company; or (iii) any assignment, transfer, sale or other Disposition of the Company’s general partner interest (or similar interest in entities which are not partnerships) in the MLP, in each case to the extent that the surviving or acquiring Person is not an Affiliate of the Company and the Affiliates of the Company own, directly or indirectly, less than 25% of the voting power of such Person and a Person which is not an Affiliate of the Company owns greater than 50% of the voting power of such person.
     6.02 Board of Directors.
     (a) Generally. The Board of Directors shall consist of not less than five (5) nor more than fifteen (15) natural persons. The members of the Board of Directors shall be appointed by DDLLC, provided that at least three of such members must meet the independence, qualification and experience requirements of (i) the New York Stock Exchange, (ii) Section 10A(m)(3) of the Securities Exchange Act of 1934 (or any successor Law), the rules and regulations of the SEC and other applicable Law and (iii) the charter of the Audit and Conflicts Committee (each, an “Independent Director”); provided, however, that if at any time at least three (3) of the members of the Board of Directors are not Independent Directors, the Board of Directors shall still have all powers and authority granted to it hereunder, but the Board of Directors and DDLLC shall endeavor to elect additional Independent Directors to come into compliance with this Section 6.02(a).
     (b) Term; Resignation; Vacancies; Removal. Each Director shall hold office until his successor is appointed and qualified or until his earlier resignation or removal. Any Director may resign at any time upon written notice to the Board, the Chairman of the Board, to the Chief Executive Officer or to any other Officer. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by DDLLC. Any Director may be removed, with or without cause, by DDLLC at any time, and the vacancy in the Board caused by any such removal shall be filled by DDLLC.
     (c) Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other Law or the provisions hereof,
          (i) each member of the Board of Directors shall have one vote;
          (ii) except for matters requiring Special Approval, the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business;
          (iii) except for matters requiring Special Approval, the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.02(d) at which a quorum is present shall be deemed to constitute the act of the Board of Directors; and
          (iv) [Reserved]
          (v) without obtaining Special Approval, the Company shall not, and shall not take any action to cause the MLP to, (1) make or consent to a general assignment for the benefit of its creditors; (2) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or the MLP, as applicable, or otherwise seek, with respect to the Company or the MLP, relief from debts or protection from creditors generally; (3) file or consent to the filing of a petition or answer seeking for the Company or the MLP, as applicable, a liquidation, dissolution, arrangement, or similar relief under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or the MLP, as applicable, in a proceeding of the type described in any of clauses (1) — (3) of this Section 6.02(c)(v); (5) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company or the MLP, as applicable, or for all or any substantial portion of either entity’s properties; (6) sell all or substantially all of the Company’s or the MLP’s assets, except in the case of the MLP, in accordance with Section 7.3 of the EPD Agreement; (7) dissolve or liquidate, except in the case of the MLP, in accordance with Article XII of the EPD Agreement, or (8) merge or consolidate, except in the case of the MLP, in accordance with Article XIV of the EPD Agreement.
     (d) Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request authorized by any member of the Board of Directors or a committee thereof on at least 48 hours prior written notice to the other members of such Board or committee. Any such notice, or waiver thereof, need not state the purpose of such meeting, except as may otherwise be required by law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.02(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Subject to Article 11, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of the Board of Directors or committee thereof as would have been required to take such action at a meeting of the Board of Directors or such committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.
     (e) Committees.
          (i) Subject to compliance with this Article 6, committees of the Board of Directors shall have and may exercise such of the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 6.02(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, and, subject to Section 6.02(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution (except for obtaining Special Approval at meetings of the Audit and Conflicts Committee, which requires the affirmative vote of a majority of the members of such committee). The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit and Conflicts Committee must meet the standards for an Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit and Conflicts Committee must meet the standards for an Independent Director.
     (ii) In addition to any other committees established by the Board of Directors pursuant to Section 6.02(e)(i), the Board of Directors shall maintain an Audit and Conflicts Committee. The Audit and Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company, the MLP required to be considered by, or submitted to, such Audit and Conflicts Committee pursuant to the terms of the EPD Agreement, (B) assisting the Board in monitoring (1) the integrity of the MLP’s and the Company’s financial statements, (2) the qualifications and independence of the MLP’s and the Company’s independent accountants, (3) the performance of the MLP’s and the Company’s internal audit function and independent accountants, and (4) the MLP’s and the Company’s compliance with legal and regulatory requirements, (C) preparing the report required by the rules of the SEC to be included in the MLP’s annual report on Form 10-K, (D) approving any material amendments to the Administrative Services Agreement, (E) approving or disapproving, as the case may be, the entering into of any transaction with a Member or any Affiliate of a Member, other than transactions in the ordinary course of business, to the extent that the Board of Directors requests the Audit and Conflicts Committee to make such determination, (F) approving any of the actions described in Section 6.01(a)—(g) and Section 6.02(c)(v) to be taken on behalf of the Company or the MLP, (G) amending (1) Section 2.07, (2) the definition of “Independent Director” in Section 6.02(a), (3) the requirement that at least three directors be Independent Directors, (4) Sections 6.01(a)—(g) or 6.02 (c)(v) or (6) this Section 6.02(e)(ii), and (H) performing such other functions as the Board may assign from time to time, or as may be specified in the charter of the Audit and Conflicts Committee. In acting or otherwise voting on the matters referred to in this Section 6.02(e)(ii), to the fullest extent permitted by law, including Section 18-1101(c) of the Act and Section 17-1101(c) of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, the Directors constituting the Audit and Conflicts Committee shall be subject to the requirements of Section 7.9 of the EPD Agreement and, when acting (or refraining from acting) in accordance with those requirements, any action (or inaction) taken (or omitted) by the Directors constituting the Audit and Conflicts Committee shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of the EPD Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity.
     6.03 Officers.
     (a) Generally. The Board of Directors, as set forth below, shall appoint officers of the Company (“Officers”), who shall (together with the Directors) constitute “managers” of the Company for the purposes of the Act. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 6.03.
     (b) Titles and Number. The Officers of the Company shall be the Chairman of the Board (unless the Board of Directors provides otherwise), the Vice Chairman, the Chief Executive Officer, the President, any and all Vice Presidents, the Secretary, the Chief Financial Officer, any Treasurer and any and all Assistant Secretaries and Assistant Treasurers and the Chief Legal Officer. There shall be appointed from time to time such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any person may hold more than one office.

     (c) Appointment and Term of Office. The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.
     (d) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the unitholders of the MLP; and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.
     (e) Vice Chairman. In the absence of the Chairman of the Board, the Vice Chairman shall preside at all meetings of the Board of Directors and of the unitholders of the MLP; and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.
     (f) Chief Executive Officer. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the Chief Executive Officer, subject to the direction of the Board of Directors, shall be the chief executive officer of the Company and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board and the Vice Chairman, the Chief Executive Officer shall preside at all meetings of the unitholders of the MLP and (should he be a director) of the Board of Directors. The Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.
     (g) President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the President, subject to the direction of the Board of Directors, shall be the chief executive officer of the Company in the absence of a Chief Executive Officer and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board, the Vice Chairman and a Chief Executive Officer, the President shall preside at all meetings of the unitholders of the MLP and (should he be a director) of the Board of Directors. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.
     (h) Vice Presidents. In the absence of a Chief Executive Officer and the President, each Vice President appointed by the Board of Directors shall have all of the powers and duties conferred upon the President, including the same power as the

President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.
     (i) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.
     (j) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company and the MLP. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to the MLP in the name and to the credit of EPD, and shall disburse the same and only in such manner as the Board of Directors or the Chief Executive Officer may require. He shall render to the Board of Directors and the Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board of Directors or the Chief Executive Officer may require. The Chief Financial Officer shall have the same power as the Chief Executive Officer to execute documents on behalf of the Company.
     (k) Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.
     (l) Chief Legal Officer. The Chief Legal Officer, subject to the discretion of the Board of Directors, shall be responsible for the management and direction of the day-to-day legal affairs of the Company. The Chief Legal Officer shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

     (m) Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.
     (n) Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.
     (o) Officers. The Board of Directors shall appoint Officers of the Company to serve from the date hereof until the death, resignation or removal by the Board of Directors with or without cause of such officer.
     6.04 Duties of Officers and Directors. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company and to the Board of Directors by the Officers of the Company and by members of the Board of Directors of the Company shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers and directors, respectively. Notwithstanding the foregoing, the duties and obligations owed by, and any liabilities of, Officers and members of the Board of Directors of the Company to the MLP or its limited partners shall be limited as set forth in the EPD Agreement.
     6.05 Compensation. The members of the Board of Directors who are neither Officers nor employees of the Company shall be entitled to compensation as directors and committee members as approved by the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.
     6.06 Indemnification.
     (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each person shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Member, (iii) a present or former Officer, or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii), provided, that in each case the Person described in the immediately preceding clauses (i), (ii), (iii) or (iv) (“Indemnitee”) shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.06, the

Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.06 shall be made only out of the assets of the Company.
     (b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.06(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.06.
     (c) The indemnification provided by this Section 6.06 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Member, (iii) a present or former Officer of the Company, or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii), and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
     (d) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities or such person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.
     (e) For purposes of this Section 6.06, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.06(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.
     (f) In no event may an Indemnitee subject any Members of the Company to personal liability by reason of the indemnification provisions of this Agreement.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.06 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (h) The provisions of this Section 6.06 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (i) No amendment, modification or repeal of this Section 6.06 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 6.06(b)) from the Company or the obligation of the Company to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 6.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
     (j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.06 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
     6.07 Liability of Indemnitees.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     (b) Subject to its obligations and duties as set forth in this Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.
     (c) Any amendment, modification or repeal of this Section 6.07 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.07 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted
ARTICLE 7
TAX MATTERS
     7.01 Tax Returns.
     (a) The Board of Directors shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns. The Company shall bear the costs of the preparation and filing of its returns.
     (b) The Board of Directors shall cause to be prepared and timely filed (for the Company, and on behalf of the MLP) all federal, state and local tax returns required to be filed by the Company or the MLP. The Company shall deliver a copy of each such tax return to the Members within ten Days following the date on which any such tax return is filed, together with such additional information as may be required by the Members.
ARTICLE 8
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
     8.01 Maintenance of Books.
     (a) The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records that are required to be maintained by applicable Law.
     (b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, or such other accounting standards as may be required by the SEC.
     8.02 Reports. The Board of Directors shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.
     8.03 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

     8.04 Tax Statements. The Company shall use reasonable efforts to furnish, within 90 Days of the close of each taxable year of the Company, estimated tax information reasonably required by the Members for federal and state income tax reporting purposes.
ARTICLE 9
[RESERVED]
ARTICLE 10
[RESERVED]
ARTICLE 11
DISSOLUTION, WINDING-UP AND TERMINATION
     11.01 Dissolution.
     (a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
          (i) the unanimous consent of the Board of Directors;
          (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;
          (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.
     (b) No other event shall cause a dissolution of the Company.
     (c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.
     (d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.
     11.02 Winding-Up and Termination.
     (a) On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:
          (i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
          (ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
          (iii) all remaining assets of the Company shall be distributed to the Members as follows:
               (A) the liquidator may sell any or all Company property, including to Members; and
               (B) Company property (including cash) shall be distributed to the Members.
     (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 11.02.
     (c) On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.
ARTICLE 12
MERGER
     12.01 Authority. Subject to Section 6.01(a), the Company may merge or consolidate with one or more limited liability companies, corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other jurisdiction, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article 12.

     12.02 Procedure for Merger or Consolidation. The merger or consolidation of the Company pursuant to this Article 12 requires the prior approval of a majority the Board of Directors and compliance with Section 12.03. Upon such approval, the Merger Agreement shall set forth:
     (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
     (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);
     (c) The terms and conditions of the proposed merger or consolidation;
     (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
     (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
     (f) The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 12.04 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and

     (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board of Directors.
     12.03 Approval by Members of Merger or Consolidation.
     (a) The Board of Directors, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Members, whether at a meeting or by written consent. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.
     (b) After approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or consolidation pursuant to Section 12.04, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.
     12.04 Certificate of Merger or Consolidation. Upon the required approval by the Board of Directors and the Members of a Merger Agreement, a certificate of merger or consolidation shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act.
     12.05 Effect of Merger or Consolidation.
     (a) At the effective time of the certificate of merger or consolidation:
          (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were property of each constituent business entity;
          (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
          (iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and
          (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
     (b) A merger or consolidation effected pursuant to this Article 12 shall not (i) be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article 11 of this Agreement or under the applicable provisions of the Act.

ARTICLE 13
GENERAL PROVISIONS
     13.01 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Whenever any notice is required to be given by Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     13.02 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.
     13.03 Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
     13.04 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board of Directors, without the approval of any Member, may amend any provision of the Organizational Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the

Members; provided, further, that any amendment to Section 2.04 of this Agreement shall be deemed to materially affect the Members.
     13.05 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.
     13.06 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Organizational Certificate, or (b) any mandatory, non-waivable provision of the Act, such provision of the Organizational Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and (b) the Members or Directors (as the case may be) shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
     13.07 [Reserved]
     13.08 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
     13.09 [Reserved]
     13.10 Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.
     13.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Signature Page Follows]

     IN WITNESS WHEREOF, DDLLC has executed this Agreement as the sole member as of the date first set forth above.

MEMBER: DAN DUNCAN LLC
By:	/s/ Richard H. Bachmann
	Name:	Richard H. Bachmann
	Title:	Manager

Signature Page to Fifth Amended and Restated LLC Agreement
of
Enterprise Products Holdings LLC

Attachment I
Defined Terms
     Act - the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
     Administrative Services Agreement - the Fifth Amended and Restated Administrative Services Agreement, dated as of January 30, 2009, by and among EPCO, EPE, the Company, EPD, the OLP, OLPGP, Enterprise Products GP, LLC, DEP Holdings, LLC, Duncan Energy Partners L.P., DEP Operating Partnership L.P., TEPPCO Partners, L.P., Texas Eastern Products Pipeline Company, LLC, TE Products Pipeline Company, Limited Partnership, TEPPCO Midstream Companies, LLC, TCTM, L.P. and TEPPCO GP, Inc., as the same may be amended, modified, supplemented or restated from time to time.
     Affiliate - with respect to any Person, each Person Controlling, Controlled by or under common Control with such first Person.
     Agreement - this Fifth Amended and Restated Limited Liability Company Agreement of Enterprise Products Holdings LLC, as the same may be amended, modified, supplemented or restated from time to time.
     Audit and Conflicts Committee - that committee of the Board composed of at least three Independent Directors and serving the functions of the “Audit and Conflicts Committee” as set forth in the EPD Agreement (such committee is currently known as the “Audit, Conflicts and Governance Committee,” but this definition shall include any committee that may in the future serve the functions of the “Audit and Conflicts Committee” as set forth in the EPD Agreement).
     Available Cash - as of any Distribution Date, (A) all cash and cash equivalents of the Company on hand on such date, less (B) the amount of any cash reserves determined to be appropriate by the Board of Directors.
     Bankruptcy or Bankrupt - with respect to any Person, that (a) such Person (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is insolvent, or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) 120 Days have passed after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if the proceeding has not been dismissed, or 90 Days have

1

passed after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment is not vacated or stayed, or 90 Days have passed after the date of expiration of any such stay, if the appointment has not been vacated.
     Board of Directors or Board - Section 6.01.
     Business Day - any Day other than a Saturday, a Sunday or a Day on which national banking associations in the State of Texas are authorized or required by Law to close.
     Capital Contribution - Section 4.01(b).
     Change of Member Control - means, in the case of any Member, an event or series of related events that result in a Member ceasing to be Controlled by the Person that controlled such Member immediately prior to such event.
     Commitment - means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts, agreements or commitments that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory or contractual pre-emptive rights or pre-emptive rights granted under a Person’s organizational or constitutive documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.
     Company - initial paragraph.
     Control - shall mean the possession, directly or indirectly, of the power and authority to direct or cause the direction of the management and policies of a Person, whether through ownership or control of Voting Stock, by contract or otherwise.
     Day - a calendar Day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.
     Delaware General Corporation Law - Title 8 of the Delaware Code, as amended from time to time.
     Director - each member of the Board of Directors elected as provided in Section 6.02.
     Dispose, Disposing or Disposition means, with respect to any asset, any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law.
     Dissolution Event - Section 11.01(a).

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     Distribution Date - Section 5.01.
     Effective Date - initial paragraph.
     EPD - Enterprise Products Partners L.P., a Delaware limited partnership.
     EPD Agreement - the Sixth Amended and Restated Agreement of Limited Partnership of EPD, dated as of November 23, 2011, as amended, supplemented, amended and restated, or otherwise modified from time to time.
     EPCO - EPCO, Inc., a Texas corporation.
     Equity Interest - (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person (including any incentive distribution rights).
     Existing Agreement - Recitals.
     Indemnitee- Section 6.06(a).
     Independent Director- Section 6.02(a).
     Law - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.
     Liability - any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
     Member - any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
     Membership Interest - with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

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     Merger Agreement - Section 12.01.
     MergerCo - Enterprise ETE LLC, a Delaware liability company.
     MLP - EPD.
     Officers - any person elected as an officer of the Company as provided in Section 6.03(a), but such term does not include any person who has ceased to be an officer of the Company.
     OLP - Enterprise Products Operating LLC, a Delaware limited liability company.
     OLPGP - Enterprise Products OLPGP, Inc., a Delaware corporation and the managing member of OLP.
     Organizational Certificate - Section 2.01.
     Outstanding - with respect to the Membership Interest, all Membership Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.
     Person - a natural person, partnership (whether general or limited), limited liability company, governmental entity, trust, estate, association, corporation, venture, custodian, nominee or any other individual or entity in its own or any representative capacity.
     Quarter - unless the context requires otherwise, a calendar quarter.
     SEC - the U.S. Securities and Exchange Commission.
     Special Approval - approval by a majority of the members of the Audit and Conflicts Committee in accordance with the EPD Agreement.
     Subsidiary - with respect to any relevant Person, (a) a corporation of which more than 50% of the Voting Stock is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person or a combination thereof, (b) a partnership (whether general or limited) in which such relevant Person, one or more Subsidiaries of such relevant Person or a combination thereof is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such relevant Person, one or more Subsidiaries of such relevant Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such other Person.

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     Surviving Business Entity - Section 12.02(b).
     Voting Stock - with respect to any Person, Equity Interests in such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or otherwise appoint, directors (or Persons with management authority performing similar functions) of such Person.
     Withdraw, Withdrawing and Withdrawal - the withdrawal, resignation or retirement of a Member from the Company as a Member.

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